Exhibit 99.1
GLG PARTNERS REPORTS Q1 2009 EARNINGS
•	Year-to-date returns[1] through March 31, 2009 of 4.4% for our alternatives, and (6.8%) for our long-only funds

•	Non-GAAP adjusted net income of $5.3 million for Q1 2009 (or 0.02 per non-GAAP weighted average fully diluted share) on a GAAP net loss attributable to common stockholders of $120.3 million

•	Net AUM of $14.0 billion as of March 31, 2009, down 7% on the quarter reflecting performance and currency translation impacts, offset by modestly positive net AUM inflows during Q1

•	Completed acquisition of Société Générale Asset Management UK in April, substantially expanding GLG’s long-only franchise and bringing pro forma net AUM to $18.1 billion as of March 31, 2009

•	Financial flexibility increased on combination of amended credit agreement (financial covenants eliminated) and offer to purchase loans at 60% of par value
New York, May 11, 2009 – GLG Partners, Inc. (“GLG”) (NYSE: GLG), the U.S.-listed asset manager, today reported a GAAP net loss attributable to common stockholders of $120.3 million for the quarter ended March 31, 2009. GAAP diluted EPS was a loss of $0.55 for the quarter ended March 31, 2009. These GAAP metrics reflect improvements when compared to the net loss attributable to common stockholders of $226.3 million and GAAP diluted EPS loss of $1.07 for the quarter ended March 31, 2008. As previously explained, under GAAP, GLG expects to recognize significant and largely non-cash expenses associated with GLG’s reverse acquisition transaction with Freedom Acquisition Holdings in November 2007. Accordingly, the first quarter of 2009 GAAP net loss resulted primarily from the recognition of $126.7 million of Acquisition-related compensation expenses. Acquisition-related GAAP compensation expenses will be recognized quarterly through the fourth quarter of 2013. For further discussion of these largely non-cash Acquisition-related charges see below under “Non-GAAP Financial Measures”.

1    YTD returns are calculated on a dollar-weighted average basis as the composite performance of all constituent funds excluding managed accounts, funds of funds, the GLG Emerging Markets Special Situations Fund, the special asset funds, the Pendragon funds and all SGAM UK funds.

Table 1: Financial Highlights
(US$ in millions except per share amounts)

	1Q 2009	1Q 2008	YoY ∆
Closing net assets under management (AUM)	14,031	24,646	(43%)
Net revenues	51.7	131.4	(61%)
GAAP net loss attributable to common stockholders	(120.3)	(226.3)	(47%)
GAAP fully diluted EPS	(0.55)	(1.07)	(49%)
Non-GAAP adjusted net income	5.3	33.8	(84%)
Non-GAAP adjusted net income divided by non-GAAP weighted average fully diluted shares	0.02	0.10	(83%)
Non-GAAP adjusted net income was $5.3 million, down 84% year-over-year, for the quarter ended March 31, 2009. The ratio of non-GAAP adjusted net income to non-GAAP weighted average fully diluted shares was 0.02 for the quarter ended March 31, 2009, down 83% from a year ago. Non-GAAP adjusted net income and non-GAAP weighted average fully diluted shares are financial measures not prepared under GAAP. A reconciliation of GAAP net income to non-GAAP adjusted net income and average fully diluted shares under GAAP to non-GAAP weighted average fully diluted shares is presented below under “Non-GAAP Financial Measures”.
“We made substantial progress in the first quarter,” said Noam Gottesman, Chairman and Co-CEO of GLG. “Our hedge funds performed well and our long-only strategies generally performed well on a relative basis. Net AUM flows were positive, and our focus on expense control substantially reduced our general and administrative expenses run rate.”
“Strategically, we are very pleased to have completed, in early April, the acquisition of Société Générale Asset Management UK (“SGAM UK”), substantially expanding our long-only franchise with complementary products and services. Additionally, we have reached an agreement with our senior lenders that, upon becoming effective, will substantially reduce our senior debt, eliminate all associated financial covenants, and position us with increased financial flexibility to pursue our strategic aims. Though market challenges remain, we continue to proactively seek opportunities to build our long-term franchise.”
“We were active in managing the expense base and on the integration planning front in the first quarter,” said Emmanuel Roman, Co-CEO of GLG. “We have more appropriately scaled our business and are very pleased with how the initial phase of the SGAM UK integration has proceeded.”
GLG’s total net assets under management (AUM) as of March 31, 2009 were approximately $14.0 billion (net of assets invested from other GLG managed funds), down 7% from December 31, 2008 and down 43% from March 31, 2008. Against a backdrop of global equity market declines, performance in the first quarter of 2009 reduced net AUM by $807 million as positive returns in many of GLG’s alternative strategy funds were offset by negative returns in GLG’s long-only funds, select managed accounts and special asset funds (see Table 2 for a net AUM roll forward). Specifically, year-to-date returns2 through March 31, 2009 were 4.4% for our alternatives and (6.8%) for our long-only funds. The year-to-date returns2 through April 30, 2009 were estimated at 6.1% for our alternatives and 1.3% for our long-only funds. Net inflows for the quarter ended March 31, 2009 were positive at $50 million reflecting strong managed account net inflows and moderate net outflows in alternatives and long-only funds. The impact of currency translation reduced net AUM by $251 million in the first quarter of 2009. GLG’s total gross AUM (including assets invested from other GLG managed funds) was $15.4 billion as of March 31, 2009, down 7% from December 31, 2008 and down 47% from March 31, 2008.
Table 2: Assets Under Management
(US$ in millions)

	As of March 31,
	2009	2008

Gross Fund-Based AUM	$8,633	$26,404
Managed accounts	6,352	2,385
Cash and other holdings	434	347
Gross AUM	$15,419	$29,136
YoY % Change	(47.1%)	56.2%
Net AUM	$14,031	$24,646
YoY % Change	(43.1%)	53.2%

	Three Months Ended
	March 31,
	2009	2008

Opening Net AUM	$15,039	$24,612
Inflows (net of redemptions)	50	767
Performance (gains net of losses and fees)	(807)	(1,549)
Currency translation impact (non-US$ AUM expressed in US$)	(251)	816

Closing Net AUM	$14,031	$24,646

% of Opening Net AUM
Net inflows (net of redemptions)	0.3%	3.1%
Net performance (gains net of losses and fees)	(5.4%)	(6.3%)
Net currency translation impact (non-US$ AUM expressed in US$)	(1.7%)	3.3%

Note:	Performance as a percentage of opening net AUM is based on both opening AUM and inflows and outflows during the period and can be influenced by heavy inflows or outflows.

[2]	YTD returns are calculated on a dollar-weighted average basis as the composite performance of all constituent funds excluding managed accounts, funds of funds, the GLG Emerging Markets Special Situations Fund, the special asset funds, the Pendragon funds and all SGAM UK funds.

On April 3, 2009, GLG completed its acquisition of SGAM UK, a UK-based long-only asset manager with approximately $6.8 billion in AUM as of March 31, 2009. Pro forma for closing this transaction, GLG’s net AUM was $18.1 billion as of March 31, 2009 reflecting approximately $4.0 billion of incremental AUM and $2.8 billion in assets that had been managed on an interim, sub-advisory basis by GLG for SGAM UK pending the completion of the acquisition.
Financial and Operational Summary
REVENUES
Net revenues and other income were $51.7 million, down 61% year-over-year, for the quarter ended March 31, 2009. The decline reflects both lower average net AUM levels and a shift in the mix of GLG’s AUM towards a broader based investment platform with greater representation from long-only and managed accounts that have lower management and administrative fees than our alternative funds.
First quarter 2009 performance fees increased $6.1 million from the year ago period to $10.8 million. It is GLG’s policy to recognize performance fees when they crystallize, generally on June 30 and December 31 of each year. Sustained performance from the first quarter on above water AUM will generally be recognized in the second quarter when the fees crystallize on June 30. Accordingly, the second quarter’s performance fees will largely reflect first half performance.
Management and administration fees totalled $39.9 million for the quarter ended March 31, 2009, down 67% from the same period last year on lower net AUM and a reduced management and administration fee yield. The annualized yield on management and administration fees was 1.39% of average net AUM when adjusted to exclude the SGAM UK sub-advisory mandate, a decline of 58 basis points (bps) compared to the yield in the first quarter of 2008. The decrease in management and administration fee yield in the first quarter of 2009 is primarily due to a change in the mix of our AUM towards lower yielding products.
Other income, which largely reflects the currency translation impact on cash held on our balance sheet, decreased by $4.6 million from the first quarter of 2008 to $1.0 million for the three months ended March 31, 2009.
EXPENSES
GAAP compensation, benefits and profit share for the quarter ended March 31, 2009 decreased to $146.7 million compared to $313.0 million in the same quarter last year. The total level of non-GAAP compensation, benefits and profit share (“CBP”) when expressed as a percentage of revenues improved, falling 2 percentage points to 39% in the quarter ended March 31, 2009 from the same period last year. In dollar terms, CBP decreased in the quarter ended March 31, 2009 by 62% from the year ago period to

$19.9 million. CBP is a financial measure not prepared under GAAP, and includes compensation, benefits and profit share but excludes Acquisition-related compensation expense described below under “Non-GAAP Financial Measures”. Please note that GLG’s compensation, benefits and profit share can have large discretionary components and is finalized based primarily on full year performance as at December 31 of each year.
General, administrative, and other expenses for the quarter ended March 31, 2009 decreased 26% from the year ago period to $22.3 million, mainly as a result of targeted expense initiatives. Net interest expense was $2.6 million during the quarter ended March 31, 2009. Net interest expense largely reflects the cost of borrowings under our term loan and revolving credit facilities offset by interest income on cash balances. A realized loss on available-for-sale investments of $21.2 million was recorded in the first quarter of 2009. The loss on available-for-sale investments relates to investments made in GLG Funds on behalf of participants in the equity participation plan. These investments are consolidated on GLG’s balance sheet under GAAP, but are excluded from the calculation of non-GAAP adjusted net income as the gains or losses on these investments ultimately flow entirely to the participants in the plan.
Amended Credit Agreement and Offer to Purchase Loans
In a separate release, GLG also announced today that it reached an agreement with its senior lenders to amend its credit agreement. The effectiveness of the amendment is conditioned upon GLG completing a capital raise of at least $150 million and GLG making a pro rata offer to purchase loans from its senior lenders which results in no less than $150 million in outstanding principal amount of loans being tendered.
Upon the amendment to the credit agreement becoming effective, GLG’s financial covenants will be eliminated.
As of the submission deadline today, approximately $285 million in outstanding principal amount of loans have been submitted for purchase to GLG at a price of $600 per $1,000 of outstanding principal amount.
Capital
As of March 31, 2009, there were 246.5 million common shares, 58.9 million FA Sub 2 Limited Exchangeable Shares and 54.5 million warrants outstanding. In the first quarter of 2009, no warrants were repurchased or exercised and 28.3 million shares were repurchased for $64.4 million.
Since the inception of GLG’s repurchase program in November 2007 through May 11, 2009, GLG has repurchased 14.3 million warrants for $82.9 million and 29.9 million shares for $72.1 million and 5.5 million warrants have been exercised at $7.50 per share for aggregate proceeds of $41.4 million.

Investor/Analyst Conference Call and Webcast
GLG will hold a conference call for investors and analysts on Monday, May 11, 2009 at 4:30 p.m. EDT / 9:30 p.m. BST hosted by Chairman of the Board and Co-Chief Executive Officer, Noam Gottesman, and Chief Financial Officer, Jeffrey Rojek. To participate by telephone, the domestic dial-in number is +1 888 680 0860 and the international dial-in number is +1 617 213 4852. The access code is 93116066. For the replay, which will be available until June 11, 2009, the domestic dial-in number is +1 888 286 8010 and the international dial-in number is +1 617 801 6888. The replay access code is 92123402. The teleconference will also be available via live webcast on GLG’s website at www.glgpartners.com.
Participants may pre-register for the call at:
https://www.theconferencingservice.com/prereg/key.process?key=PUDNRM476
Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.
The webcast will be available for replay on the “Calendar of Events” page of GLG’s website until June 11, 2009.
About GLG
GLG is a U.S.-listed asset management company offering its base of long-standing prestigious clients a diverse range of alternative and traditional investment products and account management services. GLG’s focus is on preserving client’s capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers with a growing presence in the traditional long-only investment product market. As of March 31, 2009, GLG managed net AUM of over $14 billion.
Forward-looking Statements
This press release contains statements relating to future results that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “will” and other statements that are not statements of historical fact are intended to identify forward looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the volatility in the financial markets; GLG’s financial performance; market conditions for GLG managed investment funds; performance of GLG managed investment funds, the related performance fees and the associated impacts on revenues, net income, cash flows and fund inflows/outflows; the cost of retaining GLG’s key investment and other personnel or the loss of such key personnel; risks associated with the expansion of GLG’s business in size and geographically; operational risk, including counterparty risk; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on GLG’s resources; risks related to the use of leverage, investment in derivatives, availability of credit, interest rates and currency fluctuations; as well as other risks and uncertainties, including those set forth in GLG’s filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GLG undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Nothing in this press release should be construed as or is intended to be a solicitation for or an offer to provide investment advisory services. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities or loans, nor shall there be any offer or sale of securities or loans in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Contacts:
Investors/analysts:

GLG:	Jeffrey Rojek
Chief Financial Officer
+1 212 224 7245
jeffrey.rojek@glgpartners.com

Michael Hodes
Director of Public Markets
+1 212 224 7223
michael.hodes@glgpartners.com
Media:

Finsbury:	Rupert Younger / Talia Druker
+44 (0)20 7251 3801
glg@finsbury.com

Andy Merrill / Stephanie Linehan
+ 1 212 303 7600
glg@finsbury.com

Non-GAAP Financial Measures
GLG presents certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP), in addition to financial results prepared in accordance with GAAP.
Non-GAAP compensation, benefits and profit share: GLG’s management assesses its personnel-related expenses based on the measure non-GAAP compensation, benefits and profit share, or non-GAAP CBP. Non-GAAP CBP reflects GAAP compensation, benefits and profit share adjusted to exclude Acquisition-related compensation expense in connection with the acquisition by Freedom Acquisition Holdings Inc. (“Freedom”) of GLG Partners LP and associated entities.
The majority of the Acquisition-related compensation expense is the result of the accounting for an agreement among GLG’s principals and trustees concurrent with the Acquisition. Although there were no additional equity shares issued to the principals and trustees as a result of the agreement, due to the service conditions contained in the agreement, GAAP requires a charge to compensation as the service conditions are met for the fair value of those shares as of the date of the agreement. Management believes that this non-cash charge to compensation expense does not reflect GLG’s ongoing core business operations and compensation expense and excludes such amounts for assessing GLG’s ongoing core business performance.
GLG subtracts any compensation expense related to dividends paid on unvested shares. Compensation expense is only booked in accordance with SFAS 123(R) on dividends on unvested shares that are ultimately not expected to vest.
Non-GAAP CBP is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP compensation, benefits and profit share.
Non-GAAP Adjusted Net Income: GLG’s management assesses the underlying performance of its business based on the measure “adjusted net income,” which adjusts GAAP net (loss)/income before non-controlling interests for (1) the Acquisition-related compensation expense, (2) to the extent that GLG records a tax benefit in connection with Acquisition-related compensation that is tax deductible for GAAP purposes, the impact of that tax benefit in calculating non-GAAP adjusted net income, (3) any gains or losses realized from investments in GLG Funds held by equity participation plan participants in connection with the Acquisition, and (4) the cumulative dividends payable to the holders of exchangeable shares of our FA Sub 2 Limited subsidiary in respect of our estimate of the net taxable income of FA Sub 2 Limited allocable to such holders multiplied by an assumed tax rate. Adjusted net income is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP net (loss)/income as an indicator of GLG’s operating performance or any other measures of performance derived in accordance with GAAP.
Non-GAAP Weighted Average Fully Diluted Shares: GLG’s management assesses business performance per share based on the measure “non-GAAP weighted average fully diluted shares,” which adjusts average fully diluted shares outstanding under GAAP for (1) the unvested shares issued pursuant to our equity participation plan, which are recorded under GAAP as treasury shares, but upon which we will pay dividends to the extent we pay them on vested shares; and (2) unvested shares awarded under our 2007 Restricted Stock Plan and our 2007 Long-Term Incentive Plan upon which we will pay dividends to the extent we pay them on vested shares.
GLG is providing these non-GAAP financial measures to enable investors, securities analysts and other interested parties to perform additional financial analysis of GLG’s personnel-related costs and its earnings from operations and because GLG believes that they will be helpful to investors in understanding all components of personnel-related costs of GLG’s business. GLG’s management believes that non-GAAP financial measures also enhance comparisons of GLG’s core results of operations with historical periods. In particular, GLG believes that the non-GAAP adjusted net income measure better represents economic income than does GAAP net (loss)/income primarily because of the adjustments described under “Non-GAAP Adjusted Net Income” above. Non-GAAP weighted average fully diluted shares is a non-GAAP financial measure that GLG uses internally to measure the number of shares on which it may elect to pay dividends plus the warrants outstanding under the treasury stock method. In addition, GLG uses these non-GAAP financial measures in its evaluation of its core results of operations and trends between fiscal periods and believes these measures are an important component of its internal performance measurement process. GLG also prepares forecasts for future periods on a basis consistent with these non- GAAP financial measures.
Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of performance prepared in accordance with GAAP. The non-GAAP financial measures presented by GLG may be different from financial measures used by other companies.
SOURCE:      GLG Partners, Inc.

GLG Partners, Inc.
Consolidated Balance Sheets
(US$ in thousands; US GAAP)

	As of March 31,	As of December 31,
	2009	2008
Assets
Current Assets
Cash and cash equivalents	$215,275	$316,195
Restricted cash	13,350	13,315
Fees receivable	33,647	42,106
Prepaid expenses and other assets	36,702	32,751

Total Current Assets	298,974	404,367
Non-Current Assets
Investments (at fair value)	29,300	65,484
Goodwill	587	587
Other non-current assets	3,527	3,868
Property, plant and equipment, net	13,398	14,076

Total Non-Current Assets	46,812	84,015

Total Assets	$345,786	$488,382

Liabilities and Stockholders’ Equity

Current Liabilities
Rebates and sub-administration fees payable	$22,035	$26,234
Accrued compensation, benefits and profit share	50,102	148,531
Income taxes payable	13,959	15,633
Distribution payable	4,616	7,592
Accounts payable and other accruals	39,569	47,176
Revolving credit facility	40,000	40,000
Other liabilities	27,673	50,765

Total Current Liabilities	197,954	335,931

Non-Current Liabilities
Loans Payable	530,000	530,000

Total Non-Current Liabilities	530,000	530,000

Total Liabilities	727,954	865,931

Stockholders’ equity

Common stock, $.0001 par value; 1,000,000,000 authorized, 246,504,294 issued and outstanding (2008: 245,784,390 issued and outstanding)	$24	$24
Additional Paid in Capital	1,274,971	1,176,054
Treasury Stock, 21,418,568 (2008: 21,418,568) shares of common stock [1]	(293,434)	(293,434)
Series A voting preferred stock; 150,000,000 authorized, 58,904,993 issued and outstanding (2008: 58,904,993 issued and outstanding)	6	6
Accumulated deficit	(1,363,317)	(1,243,058)
Accumulated other comprehensive income	3,951	(17,141)
Non-controlling Interests	(4,369)	—

Total stockholders’ equity	(382,168)	(377,549)

Total liabilities and stockholders’ equity	$345,786	$488,382

[1]	Represents stock held by GLG subsidiaries to be delivered in respect of future service obligations of equity participation plan participants and included in common stock issued and outstanding.

GLG Partners, Inc.
Combined and Consolidated Statement of Operations
(US$ in thousands; US GAAP)

	Three Months ended
	March 31,
	2009	2008	% Change
Net revenues and other income

Management fees, net	$34,427	$98,756	(65.1%)
Performance fees, net	10,817	4,735	128.4%
Administration fees, net	5,473	22,248	(75.4%)
Other	997	5,641	(82.3%)

Total net revenues and other income	51,714	131,380	(60.6%)

Expenses

Employee compensation and benefits	(138,014)	(287,935)	(52.1%)
Limited partner profit share	(8,643)	(25,104)	(65.6%)

Compensation, benefits and profit share	(146,657)	(313,039)	(53.2%)
General, administrative and other	(22,317)	(30,303)	(26.4%)

Total expenses	(168,974)	(343,342)	(50.8%)

Loss from operations	(117,260)	(211,962)	(44.7%)

Realized loss on available-for-sale investments	(21,217)	—

Interest income, net	(2,590)	(4,043)	(35.9%)

Loss before income taxes	(141,067)	(216,005)	(34.7%)

Income taxes	(618)	(6,200)	(90.0%)

Net loss	$(141,685)	$(222,205)	(36.2%)

Less non-controlling interests:
Cumulative dividends	(595)	(4,129)	(85.6%)
Share of loss	22,021	—

Net loss attributable to common stockholders	$(120,259)	$(226,334)	(46.9%)

Weighted average shares outstanding, basic (in thousands)	216,764	211,167	2.7%
Net loss per common share, basic	$(0.55)	$(1.07)	(48.6%)

Net loss attributable to common stockholders, diluted	(120,259)	(226,334)	(46.9%)
Weighted average shares outstanding, diluted (in thousands)	216,764	211,167	2.7%
Net loss per share, diluted	$(0.55)	$(1.07)	(48.6%)

GLG Partners, Inc.
Combined and Consolidated Statements of Cash Flows
(US$ in thousands; US GAAP)

	Three Months Ended March 31,
	2009	2008
Net cash (used in) / provided by operating activities	$(72,674)	$5,898

Net cash provided by / (used in) investing activities	35,427	(3,256)

Net cash used in financing activities	(64,369)	(138,733)

Net decrease in cash and cash equivalents	(101,616)	(136,091)
Effect of foreign currency translation	696	1,208
Cash and cash equivalents at beginning of year	316,195	429,422

Cash and cash equivalents at end of year	$215,275	$294,539

GLG Partners, Inc.
Non-GAAP Adjusted Net Income for Three Months ended March 31, 2009 and March 31, 2008
(US$ in thousands)

	Three Months ended
	March 31,
	2009	2008	% Change
Derivation of non-GAAP adjusted net income

Net loss	$(141,685)	(222,205)	(36.2%)
Add: Realized loss on available-for-sale investments	21,217	—
Add: Acquisition-related compensation expense	126,737	260,155	(51.3%)
Less: Tax effect of Acquisition-related compensation expense	(355)	—
Less: Cumulative dividends	(595)	(4,129)	(85.6%)

Non-GAAP adjusted net income	$5,319	$33,821	(84.3%)

Non-GAAP adjusted net income per non-GAAP weighted average fully diluted share	0.02	0.10	(83.2%)

Non-GAAP weighted average fully diluted shares	308,213	328,483
GLG Partners, Inc.
Non-GAAP Expenses for Three Months March 31, 2009 and March 31, 2008
(US$ in thousands)

	Three Months ended
	March 31,
	2009	2008	% Change
Non-GAAP expenses

Compensation, benefits and profit share	$(146,657)	$(313,039)	(53.2%)
Add: Acquisition-related compensation expense	126,737	260,155	(51.3%)

Non-GAAP compensation, benefits and profit share (CBP)	$(19,920)	$(52,884)	(62.3%)

General, administrative and other	(22,317)	(30,303)	(26.4%)

Non-GAAP total expenses	$(42,237)	$(83,187)	(49.2%)

GLG Partners, Inc.
Share Count Reconciliation: GAAP Weighted Average Fully Diluted Shares to
Non-GAAP Weighted Average Fully Diluted Share Count
(Share count in thousands)

	1Q 2009	4Q 2008	1Q 2008
Outstanding
Common stock (including Treasury Stock)(1)	238,201	238,124	236,764
Unvested shares	8,303	7,660	10,675

Total issued and outstanding common stock	246,504	245,784	247,439
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905
Warrants	54,485	54,485	54,485

Weighted Average Outstanding
Common stock (excluding Treasury Stock)	216,764	214,809	211,167
Unvested shares	11,125	8,613	10,652
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905
Warrants	54,484	54,485	56,097

GAAP Weighted Average Fully Diluted Share Count
Common stock	216,764	214,809	211,167
Unvested shares	—	—	—
FA Sub 2 Limited Exchangeable Shares	—	—	—
Warrants	—	—	—

Total	216,764	214,809	211,167

Non-GAAP adjustments to weighted average fully diluted share count
(in Thousands)

Common stock:
GAAP weighted average fully diluted share count	216,764	214,809	211,167
add: unvested shares issued pursuant to our equity participation plan, Restricted Stock Plan and LTIP on which dividends will be paid to the extent we pay them on vested shares	32,544	32,454	36,272

Non-GAAP weighted average fully diluted share count	249,308	247,263	247,439

FA Sub 2 Limited Exchangeable Shares:
GAAP weighted average fully diluted share count	—	—	—
add: inclusion of Exchangeable shares as dilutive under non-GAAP	58,905	58,905	58,905

Non-GAAP weighted average fully diluted share count	58,905	58,905	58,905

Warrants:
GAAP weighted average fully diluted share count	—	—	—
add: inclusion of weighted average warrants as dilutive under non-GAAP(1)	—	—	22,139

Non-GAAP weighted average fully diluted share count outstanding	—	—	22,139

Non-GAAP Weighted Average Fully Diluted Share Count(1)
Common stock	249,308	247,263	247,439
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905
Warrants	—	—	22,139

Total	308,213	306,168	328,483

Equity Market Capitalization (USD in thousands)
Common equity market capitalization(2)	$867,362	$693,505	$3,636,303
Warrant market capitalization	8,173	2,724	247,907

Total equity capitalization(2)	875,535	696,229	3,884,210

(1)	Reflects weighted average diluted shares outstanding eligible to receive common dividends or the equivalent, plus diluted warrants outstanding under the treasury stock method

(2)	Assumes conversion of FA Sub 2 limited exchangeable shares

GLG Partners, Inc.
Financial Supplement

				TTM	TTM
	Q1 2009	Q4 2008	Q1 2008	3/31/09	3/31/08

(US$ in millions)
Opening Net AUM	$15,039	$17,280	$24,612	$24,646	$16,085
Inflows (net of redemptions)	50	771	767	(1,991)	6,836
Performance (gains net of losses and fees)	(807)	(2,649)	(1,549)	(6,863)	(11)
Currency translation impact (non-US$ AUM expressed in US$)	(251)	(364)	816	(1,761)	1,736
Closing Net AUM	14,031	15,039	24,646	14,031	24,646
Closing Gross AUM	15,419	16,544	29,136	15,419	29,136

Average net AUM(1)	14,535	16,160	24,629	18,933	20,879

(US$ in thousands except per share amounts)

Management fees	$34,427	$48,124	$98,756	$253,458	$328,565

Performance fees	10,817	17,755	4,735	113,599	680,876

Administration fees	5,473	8,697	22,248	52,370	73,827

Other	997	513	5,641	(1,719)	15,223

Total net revenues and other income	51,714	75,089	131,380	417,708	1,098,491

Compensation, benefits and profit share	(146,657)	(175,787)	(313,039)	(786,534)	(1,492,750)

General, administrative and other	(22,317)	(30,933)	(30,303)	(113,763)	(113,464)

Net interest expense	(2,590)	(4,503)	(4,043)	(15,160)	(3,169)

Realized loss on available-for-sale investments	(21,217)	(2,383)	—	(23,600)	—

Income tax expense	(618)	(1,575)	(6,200)	(8,649)	(66,945)

GAAP net income before non-controlling interests	(141,685)	(140,092)	(222,205)	(529,998)	(577,837)

Add: Realized loss on available-for-sale investments	21,217	2,383	—	23,600	—
Add: Acquisition-related compensation expense(2)	126,737	165,755	260,155	620,845	899,232
Deduct: Tax effect of Acquisition-related compensation expense	(355)	2,676	—	(3,689)	—
Deduct: Cumulative dividends	(595)	(2,567)	(4,129)	(11,227)	(6,852)

Non-GAAP adjusted net income(2)	$5,319	$28,155	$33,821	$99,531	$314,543

Non GAAP weighted average fully diluted shares(2)	308,213	306,168	328,483	306,174	330,787

Non GAAP adjusted net income divided by non GAAP weighted average fully diluted shares	0.02	0.09	0.10	0.33	0.95

Management fees and Administration fees / Average net AUM(3)	1.39%	1.57%	1.97%	1.62%	1.93%
Total net revenues and other income / Average net AUM(3)	1.80%	2.07%	2.13%	2.21%	5.26%
Compensation, benefits and profit share less Acquisition-related compensation expense (“CBP”)(2) / Total net revenues and other income	38.5%	13.4%	40.3%	39.7%	54.0%
General, administrative and other expenses / Average Net AUM(3)	0.8%	0.9%	0.5%	0.6%	0.5%

Non-GAAP adjusted net income(2) / Total net revenues and other income	10.3%	37.5%	25.7%	23.8%	28.6%

“Effective” tax rate (sum of income taxes, cumulative dividends and tax effect of Acquisition-related compensation expense / sum of adjusted net income, income taxes, cumulative dividends and tax effect of Acquisition-related compensation expense )	22.8%	4.9%	23.4%	19.1%	19.0%

(1)	Average net AUM for a given period is calculated as a 2 point average for the quarters and a 5 point average for the 12-month periods.

(2)	See “Non-GAAP Financial Measures” for further detail.

(3)	Ratios annualized for quarterly information; ratios calculated using the 1Q 2009 and 4Q 2008 average net AUM exclude the approximately $3.0 billion mandated with respect to the sub-advisory arrangement with Société Générale Asset Management UK which terminated upon the completion of its acquisition on April 3, 2009.

GLG Partners, Inc.
Composition of Assets Under Management
(US$ millions)

	As of March 31,	As of December 31,	3-Month	As of March 31,	12-Month
	2009	2008	Change	2008	Change
Alternative strategy	$5,709	$6,590	$(881)	$19,267	$(13,558)
Long-only	1,447	1,766	(319)	4,254	(2,807)
Internal FoHF	1,050	1,133	(83)	2,233	(1,183)
External FoHF	427	506	(79)	651	(224)

Gross Fund-Based AUM	8,633	9,995	(1,362)	26,404	(17,771)

Managed accounts*	6,352	6,119	233	2,385	3,967
Cash and other holdings	434	430	4	347	87

Total Gross AUM	15,419	16,544	(1,125)	29,136	(13,717)

Less: alternative strategy investments in GLG Funds	(466)	(473)	7	(2,221)	1,755
Less: internal FoHF investments in GLG Funds	(896)	(998)	102	(2,217)	1,321
Less: external FoHF investments in GLG Funds	(26)	(32)	6	(51)	25
Less: other	—	(2)	2	—	—

Net AUM	$14,031	$15,039	$(1,008)	$24,646	$10,616

	Three Months Ended	Three Months Ended	Three Months
	March 31,	December 31,	Ended March 31,
	2009	2008	2008
Quarterly average gross AUM(1)	$15,982	$18,848	$29,111
Quarterly average net AUM(1)	14,535	16,160	24,629

Opening Net AUM	$15,039	$17,280	$24,612
Inflows (net of redemptions)	50	771	767
Performance (gains net of losses and fees)	(807)	(2,649)	(1,549)
Currency translation impact (non-US$ AUM expressed in US$)	(251)	(363)	816

Closing Net AUM	$14,031	$15,039	$24,646

*	Includes the approximately $3.0 billion mandated in December 2008 with respect to the sub-advisory arrangement with SGAM UK which terminated upon the completion of its acquisition by GLG on April 3, 2009.

Note:	Inflows over a period can distort performance figures when expressed as a percentage of opening net AUM. Totals may not add up due to rounding.

(1)	Average net AUM is calculated as a 2 point average for the quarters.